Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Braemar Hotels & Resorts Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Braemar Hotels & Resorts Inc., of our report dated March 5, 2021, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of Braemar Hotels & Reports Inc.’s internal control over financial reporting which appear in the Company’s Annual report on Form 10-K for the year ended December 31, 2020. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ BDO USA, LLP

Dallas, Texas

May 11, 2021